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                                                                 Exhibit 6

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]




                                                     July 10, 1999


The Board of Directors
Red Roof Inns, Inc.
4355 Davidson Road
Hilliard, Ohio  43026

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of Red Roof Inns, Inc. ("Red Roof") of the consideration to be received pursuant to the Agreement and Plan of Merger, dated as of July 10, 1999 (the "Merger Agreement"), by and among Accor S.A. ("Accor"), RRI Acquisition Corp., a wholly owned subsidiary of Accor ("Sub"), and Red Roof. The Merger Agreement provides for, among other things, (i) the commencement by Sub of a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of Red Roof (the "Red Roof Common Stock" and, such tender offer, the "Tender Offer") at a purchase price of $22.75 per share, net to the seller in cash (the "Cash Consideration") and (ii) subsequent to the Tender Offer, the merger of Sub with and into Red Roof (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of Red Roof Common Stock not previously tendered will be converted into the right to receive the Cash Consideration.

In arriving at our Opinion, we:

(a)      reviewed the Merger Agreement and certain related documents;

(b) reviewed audited financial statements of Red Roof for the fiscal years ended December 28, 1996, January 3, 1998 and January 2, 1999;

(c) reviewed unaudited financial statements of Red Roof for the fiscal quarter ended April 3, 1999;

(d) reviewed financial projections of Red Roof prepared by the management of Red Roof;

(e) reviewed the historical market prices and trading volume for Red Roof Common Stock;

(f) held discussions with the senior management of Red Roof with respect to the business and prospects for future growth of Red Roof;
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The Board of Directors
Red Roof Inns, Inc.
July 10, 1999
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(g)      reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Red Roof;

(h) performed a discounted cash flow analysis of Red Roof using certain assumptions of future performance provided to and discussed with us by the management of Red Roof;

(i) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Transaction;

(j)      reviewed public information concerning Red Roof; and

(k) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Red Roof and their employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of Red Roof provided to or discussed with us, we assumed, at the direction of the management of Red Roof, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Red Roof. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities (contingent or otherwise) of Red Roof or such other affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Red Roof, or the price at which Red Roof Common Stock will trade subsequent to announcement of the Transaction. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest with respect to the acquisition of all or a part of Red Roof, nor were we requested to, and we did not, participate in the negotiation or structuring of the Transaction. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to the Board of Directors solely in connection with the rendering of this Opinion and will receive a fee for our services, a significant portion of which is payable upon the delivery of this Opinion. We have in the past provided financial services to Red Roof unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Red Roof, Accor and their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


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The Board of Directors
Red Roof Inns, Inc.
July 10, 1999
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Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be received by the holders of Red Roof Common Stock (other than Accor and its affiliates) in the Transaction is fair from a financial point of view to such holders. This Opinion is for the use of the Board of Directors of Red Roof, and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of Red Roof Common Stock in the Tender Offer or how such stockholder should vote on any matters relating to the proposed Transaction.

                                         Very truly yours,

                                         /s/ CIBC World Markets Corp.
                                        -----------------------------------
                                         CIBC WORLD MARKETS CORP.



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